                                                Filed Pursuant to Rule 424(b)(3)

                      SUPPLEMENT NO. 1 DATED JUNE 20, 1997
                        TO PROSPECTUS DATED MAY 16, 1997
                    RELATING TO $97,750,000 PRINCIPAL AMOUNT
                 6% CONVERTIBLE SUBORDINATED NOTES DUE 2001 AND
         3,291,246 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF
                               OCCUSYSTEMS, INC.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated May 16, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-20933. Any cross references in this supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of June 6, 1997 (subject to the qualifications set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of June 20, 1997 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                                        PRINCIPAL      COMMON STOCK
                                                   PRINCIPAL AMOUNT  AMOUNT OF NOTES  OWNED PRIOR TO      COMMON STOCK
NAME OF SELLING STOCKHOLDER                         OF NOTES OWNED   OFFERED HEREBY    OFFERING (1)    OFFERED HEREBY (2)
-------------------------------------------------  ----------------  ---------------  ---------------  ------------------
BNP Arbitrage SNC................................       $ 1,500,000      $ 1,500,000          50,505              50,505
Highbridge Capital Corporation...................         1,500,000        1,500,000          50,505              50,505
Lincoln National Convertible Securities Fund(3)..         2,360,000        2,360,000          79,461              79,461
Lincoln National Life Insurance(3)...............         6,060,000        6,060,000         204,040             204,040
McMahan Securities Co. L.P.......................           130,000          130,000           4,377               4,377
Orrington International Fund Ltd.................           150,000          150,000           5,051               5,051
Orrington Investments Limited Partnership........           350,000          350,000          11,785              11,785
Paloma Securities L.L.C.(4)......................         1,500,000        1,500,000          50,505              50,505
Prudential Securities............................           500,000          500,000          71,186              16,835
R2 Investmetns, LDC..............................         3,200,000        3,200,000         107,744             107,744
Smith Barney Inc.................................         2,000,000        2,000,000          67,340              67,340
Swiss Bank Corporation--London Branch
    c/o SBC Warburg Inc..........................         1,250,000        1,250,000          42,088              42,088
The SMM Co. B.V..................................         1,750,000        1,750,000          58,923              58,923
United National Life Insurance(3)................           120,000          120,000           4,040               4,040
Walker Art Center(3).............................           300,000          300,000          10,101              10,101
Weirton Trust(3).................................           650,000          650,000          21,886              21,886
                                                        -----------      -----------         -------             -------
   Total.........................................       $22,320,000      $22,320,000         839,217             784,866

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.
(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.
(3) Notes held as of May 6, 1997.
(4) Notes held as of June 19, 1997.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock the presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.